Exhibit 12.1

Oglethorpe Power Corporation

Computation of Ratio of Earnings to Fixed Charges,

Equity Ratio and Margins for Interest Ratio

	Year ended December 31,
	2015	2014	2013	2012	2011
Computation of Ratio of Earnings to Fixed Charges:
Net margin	$48,341	$46,635	$41,480	$39,320	$37,737
Less: income from equity investees	(1,618)	(1,712)	(1,675)	(1,576)	(1,656)
Adjusted net margin	46,723	44,923	39,805	37,744	36,081

Interest expense	354,269	344,561	313,491	307,482	296,138
Less: interest capitalized during period	(108,667)	(102,081)	(95,886)	(83,892)	(72,692)
Amortization of deferred debt expense	15,545	16,653	15,872	20,410	20,901
Interest portion of rental expense	1,691	2,142	2,599	2,649	2,658
Earnings	$309,561	$306,198	$275,881	$284,393	$283,086

Interest expense	$354,269	$344,561	$313,491	$307,482	$296,138
Amortization of deferred debt expense	15,545	16,653	15,872	20,410	20,901
Interest portion of rental expense	1,691	2,142	2,599	2,649	2,658
Fixed Charges	$371,505	$363,356	$331,962	$330,541	$319,697

Ratio of Earnings to Fixed Charges	0.83 (1)	0.84 (2)	0.83 (3)	0.86 (4)	0.89 (5)

Computation of Equity Ratio:
Patronage capital	$809,465	$761,124	$714,489	$673,009	$633,689

Total capitalization	$8,214,739	$7,894,059	$7,621,809	$6,554,593	$6,418,744
Unamortized debt issuance costs and bond discounts	97,988	101,939	49,862	57,016	59,196
Long-term debt and capital leases due within one year	189,840	160,754	152,153	168,393	172,818
Total long-term debt and equities	$8,502,567	$8,156,752	$7,823,824	$6,780,002	$6,650,758

Equity Ratio	9.5%	9.3%	9.1%	9.9%	9.5%

Computation of Margins for Interest Ratio:
Adjusted net margin	$46,723	$44,923	$39,805	$37,744	$36,081
Interest for debt secured under the first mortgage indenture	333,556	320,715	284,323	269,597	257,719
	$380,279	$365,638	$324,128	$307,341	$293,800

Margins for Interest Ratio	1.14	1.14	1.14	1.14	1.14

(1)           The dollar amount for the deficiency for the fiscal year ended December 31, 2015 is $61,944,000.

(2)           The dollar amount for the deficiency for the fiscal year ended December 31, 2014 is $57,158,000.

(3)           The dollar amount for the deficiency for the fiscal year ended December 31, 2013 is $56,081,000.

(4)           The dollar amount for the deficiency for the fiscal year ended December 31, 2012 is $46,148,000.

(5)           The dollar amount for the deficiency for the fiscal year ended December 31, 2011 is $36,611,000.